Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated February 24, 2026, with respect to the consolidated financial statements of Celanese Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference, to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Dallas, Texas
March 25, 2026